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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2002

MATRIX PHARMACEUTICAL, INC.
(Exact name of Registrant as specified in its charter)

Commission file number    000-19750

Delaware	94-2957068
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification Number)

34700 Campus Drive
Fremont, California 94555
(Address of principal executive offices)

(510) 742-9900
(Registrant's telephone number, including area code)

Not applicable (Former name of former address, if changed since last report)

Item 1. Changes in Control of Registrant

On February 19, 2002, Chiron Corporation, a Delaware corporation ("Chiron"), announced that it and its wholly-owned subsidiary Manon Acquisition Corp., a Delaware corporation ("Purchaser"), had consummated its tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Matrix Pharmaceutical, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase preferred stock issued pursuant to a rights agreement, dated May 18, 1995. The Offer expired as scheduled at 5:00 p.m, New York City time on Tuesday, February 19, 2002. Based on preliminary information, a total of 22,724,079 shares (including 688,999 shares subject to guaranteed delivery), representing approximately 86% of the outstanding common stock of the Company, were validly tendered prior to the expiration of the Offer and not withdrawn. All such shares have been accepted for purchase in accordance with the terms of the Offer.

Pursuant to the Agreement and Plan of Merger, dated as of January 6, 2002 (the "Merger Agreement"), by and among the Company, Chiron and the Purchaser, Chiron is entitled to designate such number of directors to be elected to the Board of Directors of the Company (the "Board"), rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Board by the percentage that the number of shares so purchased and paid for bears to the total number of shares then outstanding. Four of the Company's directors resigned upon the consummation of the Offer and four individuals designated by Chiron were elected.

Pursuant to the Merger Agreement, the Company will be merged with and into the Purchaser (the "Merger") and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Chiron. It is expected that the Merger will be completed at the end of the first quarter of 2002. At the effective time of the Merger, each issued and outstanding share of common stock of the Company (other than shares owned by Chiron, any of its subsidiaries (including the Purchaser), the Company (as treasury stock), and shares held by stockholders who properly demand appraisal and comply with the provisions of Section 262 of the Delaware General Corporation Law relating to dissenters' rights of appraisal) will be converted into the right to receive the same amount in cash per share that is paid pursuant to the Offer.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MATRIX PHARMACEUTICAL, INC.
Date: February 20, 2002	By:	/s/ MICHAEL D. CASEY Michael D. Casey Chairman, President and Chief Executive Officer

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SIGNATURE